EXHIBIT 23.3
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
August 16, 2006
Superior Energy Services, Inc.
1105 Peters Road
Harvey, LA 70058
Ladies and Gentlemen:
          We hereby consent to the references to DeGolyer and MacNaughton and to the inclusion of our reserves estimates in Superior Energy Services, Inc.’s (the Company) Registration Statement on Form S-4 (the Registration Statement) to be filed with the United States Securities and Exchange Commission in August 2006. Our estimates of the oil, condensate, and natural gas reserves of certain properties owned by the Company are contained in our reports entitled “Appraisal Report as of December 31, 2005 on Certain Properties owned by SPN Resources, LLC” and “Appraisal Report as of December 31, 2004 on Certain Properties owned by SPN Resources” (our Reports). SPN Resources LLC is a wholly owned subsidiary of the Company. Reserves estimates from our Reports are included in the section “Supplemental Oil and Natural Gas Disclosures (Unaudited).” In the section “Standardized Measure of Discounted Future Net Cash Flows Relating to Reserves” estimates of revenue, future production costs, and future development and abandonment costs set forth in our Reports have been combined with estimates of future income tax prepared by the Company. We are necessarily unable to verify the accuracy of the future net cash flows after income taxes and present worth values contained in the Registration Statement because our estimates have been combined with those of the Company. We further consent to the specific references to DeGolyer and MacNaughton as the independent petroleum engineering firm in the “Experts” section of the Registration Statement.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON